OFFER TO PURCHASE AND PROXY STATEMENT
                       CENTRAL AND SOUTH WEST CORPORATION
                           OFFER TO PURCHASE FOR CASH

           ANY AND ALL OUTSTANDING SHARES OF THE FOLLOWING SERIES OF
       CUMULATIVE PREFERRED STOCK OF SOUTHWESTERN ELECTRIC POWER COMPANY
 60,000 SHARES, CUMULATIVE PREFERRED STOCK, 4.28% SERIES AT A PURCHASE PRICE OF
                              $          PER SHARE
 25,000 SHARES, CUMULATIVE PREFERRED STOCK, 4.65% SERIES AT A PURCHASE PRICE OF
                              $          PER SHARE
 75,000 SHARES, CUMULATIVE PREFERRED STOCK, 5.00% SERIES AT A PURCHASE PRICE OF
                              $          PER SHARE
340,000 SHARES, CUMULATIVE PREFERRED STOCK, 6.95% SERIES AT A PURCHASE PRICE OF
                              $          PER SHARE
                         ------------------------------

                      SOUTHWESTERN ELECTRIC POWER COMPANY
                                PROXY STATEMENT

        WITH RESPECT TO ITS COMMON STOCK AND CUMULATIVE PREFERRED STOCK
                         ------------------------------

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., CENTRAL TIME, ON
            , 1997, UNLESS THE OFFER IS EXTENDED.

    Central and South West Corporation, a Delaware corporation ("CSW"), invites the holders of each series of cumulative preferred stock listed above (each a "Series of Preferred," and the holder thereof a "Preferred Shareholder") of Southwestern Electric Power Company, a Delaware corporation and wholly-owned utility subsidiary of CSW ("SWEPCO"), to tender any and all of their shares of a Series of Preferred ("Shares") for purchase at the purchase price per Share listed above for the Shares tendered, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and Proxy Statement and in the accompanying Letter of Transmittal and Proxy (the "Proxy") (which together constitute the "Offer"). CSW will purchase all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. See "Terms of the Offer--Certain Conditions of the Offer" and "Terms of the Offer--Extension of Tender Period; Termination; Amendments."

    THE OFFER FOR EACH SERIES OF PREFERRED IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES OF SUCH SERIES OF PREFERRED BEING TENDERED AND IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED. PREFERRED SHAREHOLDERS (INCLUDING PREFERRED SHAREHOLDERS WHO ACQUIRE SHARES SUBSEQUENT TO THE RECORD DATE (AS HEREINAFTER DEFINED)) WHO WISH TO TENDER THEIR SHARES PURSUANT TO THE OFFER MUST VOTE IN FAVOR OF THE PROPOSED AMENDMENT, AS DESCRIBED BELOW. THE OFFER IS ALSO CONDITIONED UPON THE APPROVAL OF THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") UNDER THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, AS AMENDED (THE "1935 ACT"). THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "TERMS OF THE OFFER--CERTAIN CONDITIONS OF THE OFFER."

    IN ORDER TO VALIDLY TENDER SHARES PURSUANT TO THE OFFER, PREFERRED SHAREHOLDERS WHO ACQUIRE SHARES DURING THE PERIOD BEGINNING TWO DAYS PRIOR TO THE RECORD DATE AND UP TO AND INCLUDING THE EXPIRATION DATE (AS HEREINAFTER DEFINED) MUST OBTAIN AN ASSIGNMENT OF PROXY FROM THE SELLER OF SUCH SHARES AND VOTE SUCH PROXY IN FAVOR OF THE PROPOSED AMENDMENT. IN ORDER TO FACILITATE THE TRANSFER OF SHARES DURING THE PERIOD DESCRIBED ABOVE, THE SHARES OF EACH SERIES OF PREFERRED WILL TRADE "WITH PROXY" IN THE OVER-THE-COUNTER MARKET. SETTLEMENT OF ALL TRADES DURING THE PERIOD DESCRIBED ABOVE SHOULD INCLUDE AN ASSIGNMENT OF PROXY FROM THE SELLER. SEE "TERMS OF THE OFFER-PROCEDURE FOR TENDERING SHARES." FOR FURTHER INFORMATION, CALL THE INFORMATION AGENT (AS HEREINAFTER DEFINED) OR THE DEALER MANAGERS (AS HEREINAFTER DEFINED) OR CONSULT YOUR BROKER FOR ASSISTANCE.

    Concurrently with the Offer, the Board of Directors of SWEPCO is soliciting proxies for use at the Special Meeting of Shareholders of SWEPCO to be held at its principal office, 428 Travis Street, Shreveport, Louisiana 71156-0001, on
            , 1997, or any adjournment or postponement of such meeting (the "Special Meeting"). The Special Meeting is being held to consider an amendment (the "Proposed Amendment") to SWEPCO's Restated Certificate of Incorporation (the "Articles") which would remove a provision of the Articles that limits SWEPCO's ability to issue unsecured debt. PREFERRED SHAREHOLDERS (INCLUDING PREFERRED SHAREHOLDERS WHO ACQUIRE SHARES SUBSEQUENT TO THE RECORD DATE) WHO WISH TO TENDER THEIR SHARES PURSUANT TO THE OFFER MUST SUBMIT A DULY COMPLETED, VALID AND UNREVOKED PROXY INDICATING THEIR VOTE IN FAVOR OF THE PROPOSED AMENDMENT OR INDICATE IN THE ACCOMPANYING PROXY THEIR INTENTION TO VOTE FOR THE PROPOSED AMENDMENT AT THE SPECIAL MEETING. HOWEVER, PREFERRED SHAREHOLDERS HAVE THE RIGHT TO VOTE FOR THE PROPOSED AMENDMENT REGARDLESS OF WHETHER THEY TENDER THEIR SHARES. IF THE PROPOSED AMENDMENT IS APPROVED AND ADOPTED, SWEPCO WILL MAKE A SPECIAL CASH PAYMENT IN THE AMOUNT OF $1.00 PER SHARE (THE "CASH PAYMENT") TO EACH PREFERRED SHAREHOLDER WHO VOTED IN FAVOR OF THE PROPOSED AMENDMENT BUT WHO DID NOT TENDER HIS OR HER SHARES. THOSE PREFERRED SHAREHOLDERS WHO VALIDLY TENDER THEIR SHARES WILL BE ENTITLED ONLY TO THE PURCHASE PRICE PER SHARE LISTED ABOVE BUT NOT THE CASH PAYMENT.

                                   IMPORTANT

    Any Preferred Shareholder desiring to accept the Offer and tender all or any portion of his or her Shares should, in addition to voting in favor of the Proposed Amendment either by executing and returning the enclosed Proxy or by voting in person by ballot at the Special Meeting, either (i) if not the record holder, request his or her broker, dealer, commercial bank, trust company or nominee to effect the transaction for him or her, or (ii) if the record holder, complete and sign the Letter of Transmittal and Proxy or facsimile thereof, in accordance with the instructions in the Letter of Transmittal and Proxy, mail or deliver it and any other required documents to The Bank of New York (the "Depositary"), and deliver the certificates for such Shares to the Depositary, along with the Letter of Transmittal and Proxy, or tender such Shares pursuant to the procedure for book-entry transfer set forth below under "Terms of the Offer--Procedure for Tendering Shares," prior to the Expiration Date (as defined below). A Preferred Shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or nominee must contact such broker, dealer, commercial bank, trust company or nominee if he or she desires to tender such Shares. Any Preferred Shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Shares by following the procedures for guaranteed delivery set forth below under "Terms of the Offer--Procedure for Tendering Shares."

    EACH SERIES OF PREFERRED HAS ITS OWN LETTER OF TRANSMITTAL AND PROXY, AND ONLY THE APPLICABLE LETTER OF TRANSMITTAL AND PROXY FOR SUCH SERIES OF PREFERRED OR A NOTICE OF GUARANTEED DELIVERY AND PROXY MAY BE

USED TO TENDER SHARES OF SUCH SERIES OF PREFERRED. A LETTER OF TRANSMITTAL AND PROXY MAY BE USED TO VOTE IN FAVOR OF THE PROPOSED AMENDMENT EVEN IF NO SHARES ARE BEING TENDERED.
                         ------------------------------

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                         ------------------------------

    NEITHER CSW, SWEPCO, THEIR RESPECTIVE BOARDS OF DIRECTORS, NOR ANY OF THEIR RESPECTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY PREFERRED SHAREHOLDER AS TO WHETHER TO TENDER ANY OR ALL SHARES. EACH PREFERRED SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.
                         ------------------------------

    This Offer to Purchase and Proxy Statement and the accompanying proxy are
first being mailed to Preferred Shareholders on or about March   , 1997 to
Preferred Shareholders of record on March   , 1997.
                         ------------------------------

    Each Series of Preferred is traded in the over-the-counter market (the
"OTC") and is not listed on any national securities exchange. On             ,
1997, the last reported sale prices and dates of sale as reported by the
National Quotation Bureau, Inc. were $    for the 4.28% Series of Preferred (on
            , 1997), $         for the 4.65% Series of Preferred (on, 1997),
$         for the 5.00% Series of Preferred (on             1997) and $
for the 6.95% Series of Preferred (on             , 1997). Preferred
Shareholders are urged to obtain a current market quotation, if available, for the Shares. On , 1997, there were issued and outstanding 60,000 Shares of the 4.28% Series of Preferred, 25,000 Shares of the 4.65% Series of Preferred, 75,000 Shares of the 5.00% Series of Preferred and 340,000 Shares of the 6.95% Series of Preferred.
                         ------------------------------

    Questions or requests for assistance or for additional copies of this Offer to Purchase and Proxy Statement, the Letter of Transmittal and Proxy for a Series of Preferred, or other tender offer or proxy solicitation materials may be directed to D.F. King & Co., Inc. (the "Information Agent") or Goldman, Sachs & Co. and Smith Barney Inc. (the "Dealer Managers") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase and Proxy Statement.
                         ------------------------------

                     THE DEALER MANAGERS FOR THE OFFER ARE:

GOLDMAN, SACHS & CO.                                           SMITH BARNEY INC.
                               ------------------

The date of this Offer to Purchase and Proxy Statement is             , 1997.

    NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF CSW OR
SWEPCO AS TO WHETHER PREFERRED SHAREHOLDERS SHOULD TENDER SHARES PURSUANT TO THE
OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN
OR IN THE RELATED LETTER OF TRANSMITTAL AND PROXY. IF GIVEN OR MADE, SUCH
RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON
AS HAVING BEEN AUTHORIZED BY CSW, SWEPCO OR BY THE DEALER MANAGERS.

                               TABLE OF CONTENTS

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                                                                                                                PAGE
                                                                                                                -----

SUMMARY....................................................................................................           1

TERMS OF THE OFFER.........................................................................................           4
  Number of Shares; Purchase Prices; Expiration Date; Dividends............................................           4
  Procedure for Tendering Shares...........................................................................           5
  Withdrawal Rights........................................................................................           7
  Acceptance of Shares for Payment and Payment of Purchase Price and Dividends.............................           8
  Certain Conditions of the Offer..........................................................................           9
  Extension of Tender Period; Termination; Amendments......................................................          10

PROPOSED AMENDMENT AND PROXY SOLICITATION..................................................................          12
  Introduction.............................................................................................          12
  Voting Securities, Rights And Procedures.................................................................          12
  Proxies..................................................................................................          12
  Cash Payments............................................................................................          13
  Security Ownership of Certain Beneficial Owners and Management...........................................          14
  Business to Come Before the Special Meeting..............................................................          14
  Explanation of the Proposed Amendment....................................................................          15
  Reasons for the Proposed Amendment.......................................................................          15
  Financial and Other Information Relating to SWEPCO.......................................................          17
  Relationship with Independent Public Accountants.........................................................          17

PRICE RANGE OF SHARES; DIVIDENDS...........................................................................          18

PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.........................................................          19

CERTAIN FEDERAL INCOME TAX CONSEQUENCES....................................................................          21

SOURCE AND AMOUNT OF FUNDS.................................................................................          22

TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES..........................................................          22

FEES AND EXPENSES ASSOCIATED WITH THE OFFER................................................................          22

CERTAIN INFORMATION REGARDING CSW AND SWEPCO...............................................................          23

SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION..............................................................          23

ADDITIONAL INFORMATION REGARDING CSW.......................................................................          24

MISCELLANEOUS..............................................................................................          25

                                    SUMMARY

    THE FOLLOWING SUMMARY IS PROVIDED SOLELY FOR THE CONVENIENCE OF THE
PREFERRED SHAREHOLDERS. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS
QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT AND MORE SPECIFIC
DETAILS CONTAINED IN THE OFFER AND ANY AMENDMENTS HERETO. PREFERRED SHAREHOLDERS
ARE URGED TO READ THIS OFFER IN ITS ENTIRETY. EACH OF THE CAPITALIZED TERMS USED
IN THIS SUMMARY AND NOT DEFINED HEREIN HAS THE MEANING SET FORTH ELSEWHERE IN
THIS OFFER TO PURCHASE AND PROXY STATEMENT.

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The Companies................  CSW is a Dallas-based public utility holding company registered under the 1935 Act. Through its four electric
                               operating subsidiaries, SWEPCO, Central Power and Light
                               Company, Public Service Company of Oklahoma and West Texas
                               Utilities Company (collectively, the "Electric Operating
                               Companies"), CSW serves approximately 152,000 square miles in portions of Texas, Oklahoma, Louisiana and Arkansas. CSW owns SEEBOARD plc, a regional electricity company in the
                               southeast of the United Kingdom. CSW also engages through
                               other subsidiaries in the following energy-related busi-
                               nesses: (i) CSW Energy, Inc. develops, owns and operates
                               non-utility power projects in the United States; (ii) CSW
                               International, Inc. participates in power generation,
                               transmission and distribution projects outside the United
                               States; (iii) CSW Communications, Inc. provides
                               communications services, including enhancement of services through fiber optic and other telecommunications technolo-
                               gies, to CSW and its subsidiaries and to third parties; (iv)
                               CSW Credit, Inc. purchases, without recourse, the accounts receivables of the Electric Operating Companies and
                               non-affiliated utilities; and (v) EnerShop Inc. was recently formed to provide commercial, industrial, institutional and governmental customers with energy management services
                               designed to control costs, enhance productivity and improve convenience, safety and comfort.

The Shares...................  SWEPCO 4.28% Cumulative Preferred Stock ($100 par value)
                               SWEPCO 4.65% Cumulative Preferred Stock ($100 par value)
                               SWEPCO 5.00% Cumulative Preferred Stock ($100 par value)
                               SWEPCO 6.95% Cumulative Preferred Stock ($100 par value)

The Offer....................  Offer to purchase any or all shares of each Series of
                               Preferred at the price per Share set forth below.

Purchase Price...............  $         per 4.28% Share
                               $         per 4.65% Share
                               $         per 5.00% Share
                               $         per 6.95% Share

Independent Offer............  The Offer for one Series of Preferred is independent of the
                               Offer for any other series of Preferred. The Offer is not
                               conditioned upon any minimum number of Shares of the
                               applicable Series of Preferred being tendered, but is
                               conditioned upon the Proposed Amendment being approved and adopted at the Special Meeting. The Offer is subject to
                               certain other conditions described herein.

SEC Approval.................  The Offer is conditioned, among other things, upon the approval of the SEC under the 1935 Act.


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Expiration Date of the
  Offer......................  The Offer expires at 5:00 p.m., central time,             ,
                               1997, unless extended (the "Expiration Date").

How to Tender Shares.........  Preferred Shareholders (including Preferred Shareholders who acquire Shares subsequent to the Record Date) who wish to
                               tender their Shares must vote in favor of the Proposed
                               Amendment. Preferred Shareholders who purchase or whose
                               purchase is registered after the Record Date and who wish to tender their Shares must arrange with their seller to
                               receive an assignment of proxy from the holder of record on the Record Date. In order to facilitate receipt of Proxies,
                               Shares shall, during the period which commenced March   ,
                               1997 (two business days prior to the Record Date) and which will end at the close of business on the Expiration Date
                               trade in the over-the-counter market with a proxy providing the transferee with the right to vote such acquired Shares in the Proxy Solicitation. Settlement of all trades during the period described above should include an assignment of proxy from the seller. See "Terms of the Offer--Procedure
                               for Tendering Shares." For further information, call the
                               Information Agent or the Dealer Managers or consult your
                               broker for assistance.

Withdrawal Rights............  Tendered Shares of any Series of Preferred may be withdrawn at any time until the Expiration Date with respect to such
                               Series of Preferred and, unless theretofore accepted for
                               payment, may also be withdrawn after             , 1997. See
                               "Terms of the Offer--Withdrawal Rights". The proxy
                               accompanying any tendered Shares that are withdrawn will not be considered revoked unless the Preferred Shareholder
                               specifically revokes such proxy as described herein. See
                               "Proposed Amendment and Proxy Solicitation--Proxies."

Purpose of the Offer.........  CSW is making the Offer because it believes that the purchase of Shares is attractive to CSW, its shareholders
                               and SWEPCO. In addition, the Offer gives Preferred
                               Shareholders the opportunity to sell their Shares at a
                               premium over the market price and without the usual
                               transaction costs associated with a market sale. See
                               "Purpose of the Offer; Certain Effects of the Offer."

Dividends....................  A regular quarterly dividend has been declared on each
                               Series of Preferred, payable on April 1, 1997 to the owners of record on March 14, 1997 (the "April 1997 Dividend"). A tender and purchase of Shares pursuant to the Offer will not deprive a Preferred Shareholder of his or her right to
                               receive the April 1997 Dividend on Shares held of record on
                               March 14, 1997, regardless of when such tender is made.
                               Tendering Preferred Shareholders will not be entitled to any dividends in respect of any later dividend periods (or any portion thereof).

Brokerage Commissions........  Not payable by Preferred Shareholders.

Solicitation Fee.............  CSW will pay to each designated Soliciting Dealer a solicitation fee of $1.50 per Share for any Shares tendered, accepted for payment and paid for pursuant to the Offer in transactions for beneficial owners of fewer than 2,500
                               Shares and a solicitation fee of $1.00 per Share in
                               transactions for beneficial owners of 2,500 or more Shares,


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                               provided that fees payable in transactions equal to or
                               exceeding 2,500 Shares shall be paid 80% to the Dealer
                               Managers and 20% to any Soliciting Dealers (which may be a
                               Dealer Manager). However, Soliciting Dealers will not be
                               entitled to a solicitation fee for Shares beneficially owned by such Soliciting Dealer.

Proposed Amendment...........  Concurrently with the Offer, the Board of Directors of
                               SWEPCO is soliciting proxies for use at the Special Meeting of Shareholders of SWEPCO. The Special Meeting is being held to consider an amendment to SWEPCO's Articles which would
                               remove a provision that limits SWEPCO's ability to issue
                               unsecured debt.

Record Date..................  March   , 1997

Special Cash Payment.........  Preferred Shareholders have the right to vote for the
                               Proposed Amendment regardless of whether they tender their
                               Shares. If the Proposed Amendment is approved and adopted by
                               SWEPCO's shareholders, SWEPCO will make a special cash
                               payment of $1.00 per Share to each Preferred Shareholder who voted in favor of the Proposed Amendment, provided that such
                               Shares have not been tendered pursuant to the Offer.
                               Preferred Shareholders who validly tender their Shares will be entitled only to the purchase price per share listed on the front cover of this Offer to Purchase and Proxy
                               Statement and not any Cash Payment.

Stock Transfer Tax...........  CSW will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. See Instruction 6 of the
                               applicable Letter of Transmittal and Proxy. See "Terms of
                               the Offer--Acceptance of Shares for Payment of Purchase
                               Price and Dividends."

Payment Date.................  Promptly after the Expiration Date.

Further Information..........  Additional copies of this Offer to Purchase and Proxy
                               Statement and the applicable Letter of Transmittal and Proxy may be obtained by D.F. King & Co., Inc., 77 Water Street,
                               New York, New York 10005, telephone (800) 755-3107
                               (toll-free) and (212) 269-5550 (brokers and dealers).
                               Questions about the Offer should be directed to Goldman,
                               Sachs & Co. (800) 828-3182 or Smith Barney Inc. at (800)
                               655-4811.

                               TERMS OF THE OFFER

NUMBER OF SHARES; PURCHASE PRICES; EXPIRATION DATE; DIVIDENDS

    Upon the terms and subject to the conditions described herein and in the applicable Letter of Transmittal and Proxy, CSW will purchase any and all Shares that are validly tendered on or prior to the applicable Expiration Date (and not properly withdrawn in accordance with "Terms of the Offer-- Withdrawal Rights") at the purchase price per Share listed on the front cover of this Offer to Purchase and Proxy Statement for the Shares tendered, net to the seller in cash. See "Terms of the Offer--Certain Conditions of the Offer" and "Terms of the Offer--Extension of Tender Period; Termination."

    THE OFFER FOR EACH SERIES OF PREFERRED IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES OF SUCH SERIES OF PREFERRED BEING TENDERED AND IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED. THE OFFER IS CONDITIONED ON THE PROPOSED AMENDMENT BEING APPROVED AND ADOPTED AT THE SPECIAL MEETING. PREFERRED SHAREHOLDERS (INCLUDING PREFERRED SHAREHOLDERS WHO ACQUIRE SHARES SUBSEQUENT TO THE RECORD DATE) WHO WISH TO TENDER THEIR SHARES PURSUANT TO THE OFFER MUST VOTE IN FAVOR OF THE PROPOSED AMENDMENT, AS DESCRIBED HEREIN. THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "TERMS OF THE OFFER--CERTAIN CONDITIONS OF THE OFFER."

    The Offer is being sent to all persons in whose names Shares are registered on the books of SWEPCO on the Record Date. Preferred Shareholders who purchase or whose purchase is registered after the Record Date and who wish to tender in the Offer must arrange with their seller to receive a Proxy from the holder of record on the Record Date. In order to facilitate receipt of Proxies, Shares
shall, during the period which commenced [            ], 1997 (two business days
prior to the Record Date) and which will end at the close of business on the Expiration Date, trade in the over-the-counter market with a proxy providing the transferee with the right to vote such acquired Shares in the proxy solicitation. No record date is fixed for determining which persons are permitted to tender Shares. However, only the holders of record, or holders who acquire an assignment of proxy from such holders, are permitted to vote for the Proposed Amendment and thereby validly tender Shares pursuant to the Offer. As such, any person who is the beneficial owner but not the record holder of the Shares must (i) arrange for the record transfer of Shares prior to tendering or
(ii) direct such record holder to tender the Shares and vote in favor of the Proposed Amendment on behalf of such beneficial owner.

    With respect to each Series of Preferred, the Expiration Date is the later
of 5:00 p.m., central time, on           ,             , 1997 or the latest time
and date to which the Offer with respect to such Series of Preferred is extended. CSW expressly reserves the right, in its sole discretion, and at any time and/or from time to time, to extend the period of time during which the Offer for any Series of Preferred is open, by giving oral or written notice of such extension to the Depositary, without extending the period of time during which the Offer for any other Series of Preferred is open. There is no assurance whatsoever that CSW will exercise its right to extend the Offer for any Series of Preferred. If CSW decides, in its sole discretion, to decrease the number of Shares of any Series of Preferred being sought or to increase or decrease the consideration offered in the Offer to holders of any Series of Preferred and, at the time that notice of such increase or decrease is first published, sent or given to holders of such Series of Preferred in the manner specified herein, the Offer for such Series of Preferred is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, such Offer will be extended until the expiration of such ten-business-day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, eastern standard time.

    NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS WILL BE ACCEPTED AND NO TENDERS WILL BE ACCEPTED IN RESPECT OF SHARES FOR WHICH A VOTE IN FAVOR OF THE PROPOSED AMENDMENT HAS NOT BEEN CAST AT THE SPECIAL MEETING. SUCH VOTE MAY

BE CAST BY PROPERLY COMPLETING THE FORM OF PROXY THAT IS A PART OF THE APPLICABLE LETTER OF TRANSMITTAL AND PROXY OR BY VOTING IN PERSON BY BALLOT AT THE SPECIAL MEETING.

    The April 1997 Dividend has been declared on each Series of Preferred, payable April 1, 1997 to owners of record on March 14, 1997. A tender and purchase of Shares pursuant to the Offer will not deprive a Preferred Shareholder of his or her right to receive the April 1997 Dividend on shares held of record on March 14, 1997, regardless of when such tender is made. Tendering Preferred Shareholders will not be entitled to any dividends in respect of any later dividend periods (or any portion thereof).

PROCEDURE FOR TENDERING SHARES

    IN ORDER TO VALIDLY TENDER SHARES PURSUANT TO THE OFFER, PREFERRED SHAREHOLDERS WHO ACQUIRE SHARES DURING THE PERIOD BEGINNING TWO DAYS PRIOR TO THE RECORD DATE AND UP TO AND INCLUDING THE EXPIRATION DATE MUST OBTAIN AN ASSIGNMENT OF PROXY FROM THE SELLER OF SUCH SHARES AND VOTE SUCH PROXY IN FAVOR OF THE PROPOSED AMENDMENT. IN ORDER TO FACILITATE THE TRANSFER OF SHARES DURING THE PERIOD DESCRIBED ABOVE, THE SHARES OF EACH SERIES OF PREFERRED WILL TRADE "WITH PROXY" IN THE OVER-THE-COUNTER MARKET. SETTLEMENT OF ALL TRADES DURING THE PERIOD DESCRIBED ABOVE SHOULD INCLUDE AN ASSIGNMENT OF PROXY FROM THE SELLER.

    The Shares are trading, during the period which began two days prior to the Record Date and which will end at the close of business on the Expiration Date,
in the over-the-counter market under the symbol "         ", indicating that
such shares are trading "with proxy." A Preferred Shareholder who acquires Shares during this period must obtain, or have its authorized representative obtain, an assignment of proxy (which is included in the applicable Letter of Transmittal) at settlement from the seller. The National Association of Securities Dealers, Inc. (the "NASD") and The Depository Trust Company have issued notices informing their members and participants that the Shares are trading "with proxy" and that settlement of all trades during the period described above should include an assignment of proxy from the seller.

    FOR FURTHER INFORMATION, CALL THE INFORMATION AGENT OR THE DEALER MANAGERS OR CONSULT YOUR BROKER FOR ASSISTANCE.

    Further, to tender Shares pursuant to the Offer, the tendering owner of Shares must either:

        (a) send to the Depositary (at one of its addresses set forth on the back cover of this Offer to Purchase and Proxy Statement) a properly completed and duly executed Letter of Transmittal and Proxy or facsimile thereof (which will either deliver such owner's proxy or indicate such owner's intention to vote at the Special Meeting in person by ballot), together with any required signature guarantees and any other documents required by the Letter of Transmittal and Proxy and either (i) certificates for the Shares to be tendered must be received by the Depositary at one of such addresses or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described herein (and a confirmation of such delivery must be received by the Depositary), in each case by the Expiration Date; or

        (b) comply with the guaranteed delivery procedure described under "Guaranteed Delivery Procedure" below.

    The Depositary will establish an account with respect to the Shares at DTC and the Philadelphia Depository Trust Company (collectively referred to as the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase and Proxy Statement and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. Although delivery of Shares may be effected through book-entry transfer, such delivery must be accompanied by either (i) a properly completed and duly executed Letter of Transmittal and Proxy or facsimile thereof, together with any required signature guarantees and any other required documents or (ii) an Agent's Message (as hereinafter defined) and, in any case, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and Proxy Statement at or prior to 5:00 p.m., central time, on the Expiration Date.

    The term "Agent's Message" means a message, transmitted by one of the Book-Entry Transfer Facilities, received by the Depositary and forming a part of the book-entry transfer when a tender is initiated, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant tendering Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that CSW may enforce such agreement against such participant.

    Except as otherwise provided below, all signatures on a Letter of Transmittal and Proxy must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States that is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). Signatures on a Letter of Transmittal and Proxy need not be guaranteed if (a) the Letter of Transmittal and Proxy is signed by the holder of record of the shares tendered therewith and such owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal and Proxy,
(b) such Shares are tendered for the account of an Eligible Institution or (c) such Letter of Transmittal and Proxy is being used solely for the purpose of voting Shares which are not being tendered pursuant to the Offer. See Instructions 1 and 5 of the Letter of Transmittal and Proxy.

    GUARANTEED DELIVERY PROCEDURE. If a Preferred Shareholder desires to tender Shares pursuant to the Offer and such Preferred Shareholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are complied with:

         (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery and Proxy, substantially in the form provided by CSW and SWEPCO herewith, is received (with any required signature guarantees) by the Depositary as provided below at or prior to 5:00 p.m., central time, on the Expiration Date; and

        (iii) the certificates for all tendered Shares in proper form for transfer or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal and Proxy (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal and Proxy, are received by the Depositary no later than 5:00 p.m., central time, within three business days after the date of execution of such Notice of Guaranteed Delivery and Proxy.

    THE NOTICE OF GUARANTEED DELIVERY AND PROXY MAY BE DELIVERED BY HAND OR TRANSMITTED BY FACSIMILE TRANSMISSION OR MAILED TO THE DEPOSITARY AND MUST INCLUDE AN ENDORSEMENT BY AN ELIGIBLE INSTITUTION IN THE FORM SET FORTH IN SUCH NOTICE OF GUARANTEED DELIVERY AND PROXY.

    In all cases, Shares shall not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal and Proxy (or a manually signed facsimile thereof) is received by the Depositary within the applicable time limits and a vote in favor of the Proposed Amendment in respect of such Shares has been cast at the Special Meeting either in person or by completion and execution of the proxy (which proxy must be the form of proxy that is a part of the applicable Letter of Transmittal and Proxy).

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of certificates for (or an Agent's Message with respect to) such Shares, a Letter of Transmittal and Proxy or a manually signed facsimile thereof, properly completed and duly executed, with any required signature guarantees and all other documents required by the Letter of Transmittal and Proxy.

    THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING PREFERRED SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. BECAUSE IT IS THE TIME OF RECEIPT, NOT THE TIME OF MAILING, WHICH DETERMINES WHETHER A TENDER HAS BEEN MADE PRIOR TO THE EXPIRATION DATE, SUFFICIENT TIME SHOULD BE ALLOWED FOR DELIVERY.

    TO AVOID FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE PURSUANT TO THE OFFER OR, ALTERNATIVELY, THE CASH PAYMENT, EACH TENDERING UNITED STATES PREFERRED SHAREHOLDER OR A NON-TENDERING UNITED STATES PREFERRED SHAREHOLDER WHO VOTES FOR THE PROPOSED AMENDMENT MUST NOTIFY THE DEPOSITARY OF SUCH PREFERRED SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY PROPERLY COMPLETING AND EXECUTING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL AND PROXY. SEE "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

    EACH PREFERRED SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE OFFER.

    All questions as to the form of documents and the validity, eligibility (including the time of receipt) and acceptance for payment of any tender of Shares will be determined by CSW, in its sole discretion, and its determination will be final and binding. CSW reserves the absolute right to reject any or all tenders of Shares that (i) it determines are not in proper form or (ii) the acceptance for payment of or payment for which may, in the opinion of CSW's counsel, be unlawful. CSW also reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of CSW, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

WITHDRAWAL RIGHTS

    ANY SHARES FOR WHICH A VOTE IN FAVOR OF THE PROPOSED AMENDMENT WAS NOT VALIDLY CAST AT THE SPECIAL MEETING WILL BE DEEMED WITHDRAWN AND NOT VALIDLY TENDERED BY THE APPLICABLE PREFERRED SHAREHOLDER.

    Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except
that they may be withdrawn after             , 1997, unless theretofore accepted
for payment as provided in this Offer to Purchase and Proxy Statement. If, with respect to any Series of Preferred, CSW extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares of that Series of Preferred or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to CSW's rights under the Offer, the Depositary may, on behalf of CSW, retain all Shares of that Series of Preferred tendered, and such Shares may not be withdrawn except as otherwise provided in this "Terms of the Offer--Withdrawal Rights," subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that an issuer making a tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

    The proxy accompanying any tendered Shares that are withdrawn will not be considered revoked unless the Preferred Shareholder specifically revokes such proxy as described herein. See "Proposed Amendment and Proxy
Solicitation--Proxies."

    To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary, at one of its addresses set forth on the back cover of this Offer to Purchase and Proxy Statement, and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered owner (if different from that of the tendering Preferred Shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares and the name of the registered holder (if different from the name of such account). Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in "Terms of the Offer--Procedure for Tendering Shares" at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by CSW, in its sole discretion, and its determination will be final and binding. None of CSW, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or will incur any liability for failure to give any such notification.

ACCEPTANCE OF SHARES FOR PAYMENT AND PAYMENT OF PURCHASE PRICE AND DIVIDENDS

    Upon the terms and subject to the conditions of the Offer, and as promptly as practicable after the Special Meeting, CSW will accept for payment (and thereby purchase) and pay for Shares validly tendered and not withdrawn as permitted in "Terms of the Offer--Withdrawal Rights." In all cases, payment for Shares accepted for payment pursuant to the Offer will be made promptly but only after timely receipt by the Depositary of certificates for such Shares (or of an Agent's Message), a properly completed and duly executed Letter of Transmittal and Proxy (or facsimile thereof) and any other required documents.

    For purposes of the Offer, CSW will be deemed to have accepted for payment (and thereby purchased) Shares that are validly tendered and not withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares. CSW will pay for Shares that it has purchased pursuant to the Offer by depositing the purchase price therefor with the Depositary, which will act as agent for tendering Preferred Shareholders for the purpose of receiving payment from CSW and transmitting payment to tendering Preferred Shareholders. Under no circumstances will interest be paid on amounts to be paid to tendering Preferred Shareholders, regardless of any delay in making such payment.

    Certificates for all Shares not validly tendered will be returned or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with a Book-Entry Transfer Facility, as promptly as practicable, without expense to the tendering Preferred Shareholder.

    Payment for shares may be delayed in the event of difficulty in determing the number of Shares properly tendered. In addition, if certain events occur (including the Proposed Amendment not being approved and adopted at the Special Meeting), CSW may not be obligated to purchase Shares pursuant to the Offer. See "Terms of the Offer--Certain Conditions of the Offer."

    CSW will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. If, however, payment of the purchase price is to be made to any person other than the registered owner, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal and Proxy, the amount of any stock transfer taxes (whether imposed on the registered owner, such other person or otherwise) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 6 of the applicable Letter of Transmittal and Proxy.

CERTAIN CONDITIONS OF THE OFFER

    CSW WILL NOT BE REQUIRED TO ACCEPT FOR PAYMENT OR PAY FOR ANY SHARES TENDERED IF THE PROPOSED AMENDMENT IS NOT APPROVED AND ADOPTED AT THE SPECIAL MEETING. IN ORDER TO TENDER THEIR SHARES, PREFERRED SHAREHOLDERS (INCLUDING PREFERRED SHAREHOLDERS WHO ACQUIRE SHARES SUBSEQUENT TO THE RECORD DATE) MUST SUBMIT A DULY COMPLETED, VALID AND UNREVOKED PROXY INDICATING THEIR VOTE IN FAVOR OF THE PROPOSED AMENDMENT OR INDICATE IN THE ACCOMPANYING PROXY THEIR INTENTION TO VOTE FOR THE PROPOSED AMENDMENT AT THE SPECIAL MEETING. PREFERRED SHAREHOLDERS HAVE THE RIGHT TO VOTE FOR THE PROPOSED AMENDMENT REGARDLESS OF WHETHER THEY TENDER THEIR SHARES. ANY SHARES FOR WHICH A VOTE IN FAVOR OF THE PROPOSED AMENDMENT WAS NOT VALIDLY CAST AT THE SPECIAL MEETING WILL BE DEEMED WITHDRAWN AND NOT VALIDLY TENDERED BY THE APPLICABLE PREFERRED SHAREHOLDER. PREFERRED SHAREHOLDERS WHO TENDER THEIR SHARES WILL ONLY BE ENTITLED TO THE PURCHASE PRICE PER SHARE LISTED ON THE FRONT COVER OF THIS OFFER TO PURCHASE AND PROXY STATEMENT BUT NOT THE CASH PAYMENT.

    Notwithstanding any other provision of the Offer, CSW will not be required to accept for payment or pay for any Shares tendered, and may terminate or amend the Offer or may postpone (subject to the requirements of the Securities Exchange Act of 1934 (the "Exchange Act") for prompt payment for or return of Shares) the acceptance for payment of, or payment for, Shares tendered, if at
any time after             , 1997, and at or before acceptance for payment of or
payment for any Shares, any of the following shall have occurred:

        (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the acquisition of Shares pursuant to the Offer or otherwise in any manner relates to or affects the Offer or (ii) in the sole judgment of CSW, could materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of CSW and its subsidiaries taken as a whole or of SWEPCO individually, or otherwise materially impair in any way the contemplated future conduct of the business of CSW or any of its subsidiaries or materially impair the Offer's contemplated benefits to CSW;

        (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or CSW or any of its subsidiaries, by any legislative body, court, authority, agency or tribunal that, in CSW's sole judgment, would or might directly or indirectly
    (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer,
    (ii) delay or restrict the ability of CSW, or render CSW unable, to accept for payment or pay for some or all of the Shares, (iii) materially impair the contemplated benefits of the Offer to CSW or

    (iv) materially affect the business, condition (financial or otherwise), income, operations or prospects of CSW and its subsidiaries taken as a whole or of SWEPCO individually, or otherwise materially impair in any way the contemplated future conduct of the business of CSW or any of its subsidiaries;

        (c) there shall have occurred (i) any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on CSW's business, operations, prospects or ability to obtain financing generally or the trading in the other equity securities of CSW, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event that, in CSW's sole judgment, might affect the extension of credit by lending institutions in the United States, (iii) the commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof or (vi) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Composite 500 Stock Index by an amount in excess of 15% measured from the close of
    business on             , 1997;

        (d) any tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger, acquisition or other business combination proposal for CSW, shall have been proposed, announced or made by any person or entity;

        (e) there shall have occurred any event or events that have resulted, or may in the sole judgment of CSW result, in an actual or threatened change in the business, condition (financial or otherwise), income, operations, stock ownership or prospects of CSW and its subsidiaries; or

        (f) the SEC shall have withheld approval, under the 1935 Act, of the acquisition of the Shares by CSW pursuant to the Offer or the approval and adoption of the Proposed Amendment at the Special Meeting;

and, in the sole judgment of CSW, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment or payment. With respect to the approval of the SEC referenced in clause (f) above, the SEC must find, among other things, that the acquisition of the Shares by CSW is not detrimental to the public interest or the interest of the investors or consumers, and that the consideration paid in connection with the acquisition and the adoption of the Proposed Amendment, including fees, commissions and other remuneration, is reasonable.

    The foregoing conditions (including the condition that the Proposed Amendment be approved and adopted at the Special Meeting) are for the sole benefit of CSW and may be asserted by CSW regardless of the circumstances (including any action or inaction by CSW) giving rise to any such condition, and any such condition (including the condition related to the requirement that Preferred Shareholders tendering their Shares vote in favor of the Proposed Amendment at the Special Meeting) may be waived by CSW, in whole or in part, at any time and from time to time in its sole discretion. The failure by CSW at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by CSW concerning the events described above will be final and binding on all parties.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

    CSW expressly reserves the right, in its sole discretion, and at any time and/or from time to time, to extend the period of time during which the Offer for any Series of Preferred is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof, without extending the period of time during which the Offer for any other Series of Preferred is open. There can be no assurance, however, that CSW will exercise its right to extend the Offer for any Series of Preferred. During any such extension, all Shares of the subject Series of Preferred previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in "Terms of the Offer--Withdrawal Rights." CSW also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act which requires CSW either to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer, upon the occurrence of any of the conditions specified in "Terms of the Offer--Certain Conditions of the Offer" by giving oral or written notice of such termination to the Depositary, and making a public announcement thereof.

    Subject to compliance with applicable law, CSW further reserves the right, in its sole discretion, to amend the Offer in any respect. Amendments to the Offer may be made at any time and/or from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., central time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Preferred Shareholders affected thereby in a manner reasonably designed to inform such Preferred Shareholders of such change. Without limiting the manner in which CSW may choose to make a public announcement, except as required by applicable law, CSW shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If CSW materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, CSW will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. The SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date that a notice of such a material change is first published, sent or given. If the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that CSW publishes, sends or gives to Preferred Shareholders a notice that it will (a) increase or decrease the price it will pay for Shares or (b) decrease the percentage of Shares it seeks, the Offer will be extended until the expiration of such period of ten business days.

    THE OFFER FOR EACH SERIES OF PREFERRED IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED. IF CSW EXTENDS OR AMENDS ANY OFFER WITH RESPECT TO ONE SERIES OF PREFERRED FOR ANY REASON, CSW WILL HAVE NO OBLIGATION TO EXTEND THE OFFER FOR ANY OTHER SERIES OF PREFERRED.

                   PROPOSED AMENDMENT AND PROXY SOLICITATION

INTRODUCTION

    This Offer to Purchase and Proxy Statement is first being mailed on or about
            , 1997 to the shareholders of SWEPCO in connection with the solicitation of proxies by the Board of Directors (the "Board") of SWEPCO for use at the Special Meeting. At the Special Meeting, the shareholders of SWEPCO will vote upon the Proposed Amendment to the Articles.

    Preferred Shareholders who wish to tender their Shares pursuant to the Offer must vote in favor of the Proposed Amendment in person by ballot or by proxy at the Special Meeting. HOWEVER, PREFERRED SHAREHOLDERS HAVE THE RIGHT TO VOTE FOR THE PROPOSED AMENDMENT REGARDLESS OF WHETHER THEY TENDER THEIR SHARES. The Offer is conditional upon the Proposed Amendment being approved and adopted at the Special Meeting. If the Proposed Amendment is approved and adopted by SWEPCO's shareholders, SWEPCO will make a special cash payment in the amount of $1.00 per Share to each Preferred Shareholder who voted in favor of the Proposed Amendment, provided that such Shares have not been tendered pursuant to the Offer. IF A PREFERRED SHAREHOLDER VOTES AGAINST THE PROPOSED AMENDMENT OR ABSTAINS, SUCH PREFERRED SHAREHOLDER SHALL NOT BE ENTITLED TO THE CASH PAYMENT (REGARDLESS OF WHETHER THE PROPOSED AMENDMENT IS APPROVED AND ADOPTED). Those Preferred Shareholders who validly tender their Shares will be entitled only to the purchase price per Share listed on the front cover of this Offer to Purchase and Proxy Statement but not the Cash Payment.

VOTING SECURITIES, RIGHTS AND PROCEDURES

    Only holders of record of SWEPCO's voting securities at the close of business on the Record Date or persons obtaining a proxy from the holders of record on the Record Date will be entitled to vote in person or by proxy at the Special Meeting. The outstanding voting securities of SWEPCO for purposes of voting on the Proposed Amendment are divided into two classes: common stock and cumulative preferred stock. The class of cumulative preferred stock has been issued in four Series of Preferred with the record holders of all Shares of the cumulative preferred stock voting together as one class. The shares outstanding on the date of the Special Meeting, and the vote to which each share is entitled in consideration of the Proposed Amendment, are as follows:

CLASS                                                                       SHARES OUTSTANDING    VOTES PER SHARE
--------------------------------------------------------------------------  -------------------  -----------------
Common Stock (Par Value $18 per share)....................................        7,536,640             1 vote
Cumulative Preferred Stock (Par Value $100 per Share).....................          500,000             1 vote

    The affirmative vote of the holders of two-thirds of the outstanding shares of each of SWEPCO's (i) common stock and (ii) cumulative preferred stock, all series of the cumulative preferred stock voting together as one class, is required to approve the Proposed Amendment to be presented at the Special Meeting. Abstentions and broker non-votes will have the effect of votes against the Proposed Amendment. CSW HAS ADVISED SWEPCO THAT IT INTENDS TO VOTE ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF SWEPCO IN FAVOR OF THE PROPOSED AMENDMENT.

    Votes at the Special Meeting will be tabulated preliminarily by Central and South West Services, Inc., a wholly owned subsidiary of CSW. Inspectors of Election, duly appointed by the presiding officer of the Special Meeting, will definitively count and tabulate the votes and determine and announce the results at the meeting. SWEPCO has no established procedure for confidential voting. There are no rights of appraisal in connection with the Proposed Amendment.

PROXIES

    THE ENCLOSED PROXY, WHICH IS CONTAINED WITHIN THE LETTER OF TRANSMITTAL AND PROXY (AND THE NOTICE OF GUARANTEED DELIVERY AND PROXY), IS SOLICITED BY SWEPCO'S BOARD, WHICH RECOMMENDS

VOTING FOR THE PROPOSED AMENDMENT. ALL SHARES OF SWEPCO'S COMMON STOCK WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF SWEPCO'S BOARD. Preferred Shareholders tendering their Shares pursuant to the Offer and voting at the Special Meeting by proxy must use the proxy that is a part of the applicable Letter of Transmittal and Proxy. Shares of SWEPCO's cumulative preferred stock represented by properly executed proxies received at or prior to the Special Meeting will be voted in accordance with the instructions thereon. If no instructions are indicated, duly executed proxies will be voted in accordance with the recommendation of the Board. It is not anticipated that any other matters will be brought before the Special Meeting. However, the proxy that is a part of each Letter of Transmittal and Proxy gives discretionary authority to the proxy holders named therein should any other matters be presented at the Special Meeting, and it is the intention of the proxy holders to act on any other matters in accordance with their best judgment.

    Execution of a proxy will not prevent a Preferred Shareholder from attending the Special Meeting and voting in person. Any Preferred Shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of SWEPCO written notice of revocation bearing a later date than the proxy, by delivering a duly executed proxy bearing a later date, or by voting in person by ballot at the Special Meeting.

    SWEPCO will bear the cost of the solicitation of proxies by the Board. SWEPCO has engaged D.F. King & Co., Inc. to act as Information Agent in connection with the solicitation of proxies for a fee of $10,000 plus reimbursement of reasonable out-of-pocket expenses. Proxies will be solicited by mail or by telephone. In addition, officers and employees of SWEPCO may also solicit proxies personally or by telephone; such persons will receive no additional compensation for these services. The Information Agent has not been retained to make, and will not make, solicitations or recommendations in connection with the Proposed Amendment.

    SWEPCO has requested that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of shares of SWEPCO's cumulative preferred stock held of record by such persons and will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

    An application has been filed with the SEC under the 1935 Act requesting approval of the Proposed Amendment and the acquisition of the Shares by CSW pursuant to the Offer. As such, the adoption of the Proposed Amendment and the purchase of the Shares pursuant to the Offer are subject to the receipt of such approval from the SEC. SWEPCO has received a preliminary order, permitting the solicitation of proxies, from the SEC under the 1935 Act.

CASH PAYMENTS

    Subject to the terms and conditions set forth in this Offer to Purchase and Proxy Statement, if (but only if) the Proposed Amendment is approved and adopted by the shareholders of SWEPCO, SWEPCO will make a Cash Payment to each Preferred Shareholder whose Shares are properly voted in favor of the Proposed Amendment, in person by ballot or by proxy, at the Special Meeting in the amount of $1.00 for each Share held by such Preferred Shareholder which is so voted, provided that such Shares have not been tendered pursuant to the Offer. The Company has been advised that there is uncertainty under state law, due to the lack of controlling precedent, as to the permissibility of making the Cash Payment. While the Company cannot predict how a court would rule on the issue, the Company believes that the Offer is fair to Preferred Shareholders and has determined to make the Cash Payment. CASH PAYMENTS WILL BE MADE TO PREFERRED SHAREHOLDERS IN RESPECT OF EACH SHARE WHICH IS SO VOTED ONLY IF SUCH SHARES ARE VOTED FOR THE ADOPTION OF THE PROPOSED AMENDMENT; PROVIDED, HOWEVER, THAT THOSE PREFERRED SHAREHOLDERS WHO VALIDLY TENDER THEIR SHARES WILL BE ENTITLED ONLY TO THE PURCHASE PRICE PER SHARE LISTED ON THE FRONT COVER OF THIS OFFER TO PURCHASE AND PROXY STATEMENT BUT NOT THE CASH PAYMENT. If the Proposed Amendment is approved and adopted, Cash Payments will be paid out of

SWEPCO's general funds, promptly after the Proposed Amendment shall have become effective. However, no accrued interest will be paid on the Cash Payment regardless of any delay in making such payment.

    Only Preferred Shareholders as of the Record Date (or their legal representatives or attorneys-in-fact) are entitled to vote at the Special Meeting and to receive Cash Payments from SWEPCO. Any beneficial holder of Shares who is not the registered holder of such Shares as of the Record Date (as would be the case for any beneficial owner whose Shares are registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee) must arrange with the record Preferred Shareholder to execute and deliver a Proxy on such beneficial owner's behalf. If a beneficial holder of Shares intends to attend the Special Meeting and vote in person, such beneficial holder must obtain a legal proxy form from his or her broker, dealer, commercial bank, trust company or other nominee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    As noted above, CSW owns all the outstanding common stock of SWEPCO.

    Pursuant to Section 13(d) of the Exchange Act, a beneficial owner of a security is any person who directly or indirectly has or shares voting or investment power over such security. No person or group is known by management of SWEPCO to be the beneficial owner of more than 5% of SWEPCO's class of cumulative preferred stock as of the Record Date.

    SWEPCO's directors and executive officers do not beneficially own any Shares as of the Record Date. The beneficial ownership of CSW's common stock held by each director, as well as directors and executive officers as a group, as of December 31, 1996, is set forth in the following table. Share amounts shown include options exercisable within 60 days after year-end, restricted stock, shares of CSW common stock credited to CSW Thrift Plus accounts and all other shares of CSW common stock beneficially owned by the listed persons.

                                                                   AMOUNT AND NATURE
NAME OF BENEFICIAL OWNER(1)                                   OF BENEFICIAL OWNERSHIP(2)
-------------------------------------------------------  -------------------------------------
E.R. Brooks............................................                  113,690.32
Glenn Files............................................                   33,722.76
Maxine P. Sarpy........................................                      100.00
All directors and executive officers as a group........                  170,615.19

                                                           (representing .05% of the class)

------------------------

(1) No individual listed beneficially owned more than .03% of the outstanding shares of common stock of CSW.

(2) Includes shares of restricted stock in the following amounts: E.R. Brooks--17,074 and Glenn Files--6,333; and all directors and officers as a group--29,744. Includes shares which there is a right to acquire within 60 days pursuant to the exercise of stock options in the following amounts:
    E.R. Brooks--54,315 and Glenn Files--19,067; and all directors and executive officers as a group-- 100,062.

BUSINESS TO COME BEFORE THE SPECIAL MEETING

    The following Proposed Amendment to SWEPCO's Articles is the only item of business expected to be presented at the Special Meeting:

    To remove in its entirety subparagraph (c) of paragraph 5 of Article Fourth, limiting SWEPCO's ability to issue unsecured indebtedness.

EXPLANATION OF THE PROPOSED AMENDMENT

    Without the consent of the majority of the holders of SWEPCO's cumulative preferred stock, the Articles currently prohibit the issuance or assumption of any unsecured notes, debentures or other securities representing unsecured indebtedness (other than for the purpose of refunding outstanding unsecured indebtedness resulting in later maturities or for the redemption or retirement of all outstanding shares of preferred stock) if, immediately after such issuance or assumption, (a) the total outstanding principal amount of all securities representing unsecured debt would exceed 20% of the aggregate of (1) the total principal amount of all outstanding secured debt of SWEPCO and (2) the capital and surplus of SWEPCO or (b) the total outstanding principal amount of all securities representing unsecured debt maturing in less than ten years would exceed 10% of such aggregate. The Proposed Amendment, if adopted, would eliminate in its entirety subparagraph (c) of paragraph 5 of Article Fourth, as set forth below, from the Articles.

                                     * * *

    "(c) issue or assume any unsecured notes, debentures or other securities representing unsecured indebtedness (herein referred to as "unsecured obligations"), for any purpose other than refunding or renewing outstanding unsecured obligations resulting in later maturities or redeeming or otherwise retiring all outstanding shares of the Preferred Stock, if immediately after such issue or assumption (1) the principal amount of all unsecured obligations issued or assumed by the corporation and then outstanding would exceed 20% of the aggregate of (i) the principal amount of all bonds or other securities representing secured indebtedness issued or assumed by the corporation and then outstanding and (ii) the total capital stock and surplus of the corporation as then recorded on its books, or (2) the principal amount of all unsecured obligations maturing in less than ten years, issued or assumed by the corporation and then outstanding computed as herein provided, would exceed 10% of such aggregate. For the purposes of this subparagraph (c), the principal amount of any unsecured obligations which had an original single maturity of more than ten years from the date thereof, and the principal amount of the final maturity of any serially-maturing unsecured obligations which had one or more original maturities of more than ten years from the date thereof, shall not be regarded as unsecured obligations maturing in less than ten years until such principal amount shall be due or required to be paid within three years."

REASONS FOR THE PROPOSED AMENDMENT

    SWEPCO believes that regulatory, legislative and market developments are leading to a more competitive environment in the electric utility industry. As competition intensifies, flexibility and cost structure will be even more crucial to success in the future. Given that the electric and gas industry is extremely capital intensive, controlling and minimizing financing costs are essential ingredients to operating effectively in the new competitive environment. It is, therefore, for those two reasons, flexibility and cost structure, that you are being asked to vote in favor of the Proposed Amendment.

    SWEPCO believes that adoption of the Proposed Amendment is key to meeting the objectives of flexibility and cost structure. If adopted, the amendment would eliminate the current provision of SWEPCO's Articles that limits the total amount of SWEPCO's unsecured indebtedness to 20% of the total amount of SWEPCO's secured indebtedness, plus capital and surplus, and the amount of short-term unsecured debt to 10% of such total amount. Historically, SWEPCO's debt financing generally has been accomplished through the issuance of long-term first mortgage bonds and a modest amount of unsecured short-term debt. First mortgage bonds represent secured indebtedness because they place a first priority lien on substantially all of SWEPCO's assets. The Indenture dated February 1, 1940, as amended, between SWEPCO and Continental Bank, National Association and M.J. Kruger, as Trustees (the "First Mortgage Bond Indenture"), contains certain restrictive covenants with respect to, among other things, the disposition of assets and the ability to issue additional first mortgage bonds. Short-term debt, usually the lowest cost debt available to SWEPCO, represents one type of unsecured indebtedness. The Proposed Amendment will not only allow SWEPCO to issue a greater amount of unsecured debt, it will also allow SWEPCO to issue a greater amount of total debt. SWEPCO will consider changing the mix of debt securities toward more issuances on a short-term and unsecured basis. Additionally, SWEPCO may issue certain tax-deductible trust preferred securities which would be classified as unsecured debt under SWEPCO's current Articles. SWEPCO has filed a Registration Statement on Form S-3 with the SEC for the issuance of tax-deductible trust preferred securities.

    Inasmuch as the 10% and 20% provisions contained in the Articles limit SWEPCO's flexibility in planning and financing its business activities, SWEPCO believes it ultimately will be at a competitive disadvantage if the provision is not eliminated. The industry's new competitors (for example, power marketers, independent power producers and cogenerating facilities) generally are not subject to the type of financing restrictions the Articles impose on SWEPCO. Recently, several other utilities with the same or similar charter restrictions have successfully eliminated such provisions by soliciting their shareholders for the same or similar amendments. Therefore, many potential utility competitors have no comparable provision restricting the use of unsecured debt. While SWEPCO's current low-cost structure has been instrumental in reducing the ability of other competitors to attract SWEPCO's large bulk power customers, SWEPCO must continue to explore new ways of reducing costs and enhancing flexibility. SWEPCO believes that the adoption of the Proposed Amendment will be in the best long-term competitive interests of shareholders by enhancing its ability to meet the two objectives described below.

    FINANCIAL FLEXIBILITY

    SWEPCO believes that in the long run, various types of unsecured debt alternatives will increase in importance as an option in financing its construction program and refinancing high-cost mortgage bonds. The availability and flexibility of unsecured debt is necessary to take full advantage of changing conditions in securities markets. SWEPCO presently intends to continue to rely on unsecured debt up to the 10% or 20% maximum amounts currently allowable under the Articles. SWEPCO's earnings currently are sufficient to meet the earnings coverage test contained in its First Mortgage Bond Indenture that must be satisfied in certain instances before issuing additional first mortgage bonds. However, there could be periods, when, because of an inability to meet the Articles test, SWEPCO would be unable to issue any additional preferred stock. An inability to issue preferred stock in the future, combined with the inability to issue additional unsecured debt, would limit SWEPCO's financing options to either additional first mortgage bonds or additional common stock.

    COST STRUCTURE

    SWEPCO's use of unsecured short-term debt is subject to the 10% and 20% provisions contained in the Articles. SWEPCO believes that the prudent use of such debt in excess of this provision is vital to effective financial management of the business. Not only is unsecured short-term debt generally the least expensive form of capital, it also provides flexibility in meeting seasonal fluctuations in cash requirements, acts as a bridge between issues of permanent capital and can be used when unfavorable conditions prevail in the market for long-term capital.

    For purposes of the 10% and 20% provisions, tax-deductible trust preferred securities are considered to be unsecured debt, thus the use of tax-deductible trust preferred securities is limited by the 10% and 20% provisions. Tax deductible trust preferred securities have a much lower after-tax cost than traditional perpetual preferred stock.

    FOR THE ABOVE REASONS, SWEPCO'S BOARD BELIEVES THE BEST LONG-TERM INTERESTS OF SHAREHOLDERS ARE SERVED BY, AND ENCOURAGES SHAREHOLDERS TO VOTE FOR, THE ADOPTION OF THE PROPOSED AMENDMENT.

FINANCIAL AND OTHER INFORMATION RELATING TO SWEPCO

    The financial statements of SWEPCO and related information included in its Annual Report on Form 10-K for the year ended December 31, 1996 as filed with the SEC, is hereby incorporated by reference. SWEPCO will provide without charge, upon the written or oral request of any person (including any beneficial owner) to whom this Offer to Purchase and Proxy Statement is delivered, a copy of such information (excluding certain exhibits). Such requests for information should be directed to Stephen D. Wise, Director, Finance, Central and South West Corporation, 1616 Woodall Rodgers Freeway, Dallas, TX 75202, as agent for SWEPCO, telephone (214) 777-1000.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    Upon recommendation of the Audit Committee of CSW's board of directors, such board employed on April 18, 1996 Arthur Andersen LLP as independent public accountants for CSW and its subsidiaries, including SWEPCO, for the year 1996. Representatives of Arthur Andersen LLP are expected to be present at the Special Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                        PRICE RANGE OF SHARES; DIVIDENDS

    SWEPCO's Cumulative Preferred Stock 4.28% Series, 4.65% Series, 5.00% Series
and 6.95% Series are traded in the OTC under the symbols "      ", "      ",
"      " and "      ", respectively. The last reported sale price in the OTC, as
of the close of business on           , 1997, for each of the Series of
Preferred is shown on the front cover of this Offer to Purchase and Proxy Statement. However, Preferred Shareholders should be aware that there is no established trading market for the Shares and that the Shares of each Series of Preferred only trade sporadically and on a limited basis and, therefore, the last reported sales prices may not necessarily reflect the current market value of the Shares.

    PREFERRED SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS, IF AVAILABLE, FOR THE SHARES.

    The following table sets forth the high and low sales prices of each Series of Preferred in the OTC as reported by the National Quotation Bureau, Inc. and the cash dividends paid thereon for the fiscal quarters indicated.

            DIVIDENDS AND PRICE RANGES OF CUMULATIVE PREFERRED STOCK
                          BY QUARTERS (1996 AND 1995)

                                                         1996--QUARTERS                              1995--QUARTERS
                                           ------------------------------------------  ------------------------------------------
                                              1ST        2ND        3RD        4TH        1ST        2ND        3RD        4TH
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
CUMULATIVE PREFERRED STOCK
($100 Par Value)
4.28% SERIES
Dividends Paid Per Share.................  $    1.07  $    1.07  $    1.07  $    1.07  $    1.07  $    1.07  $    1.07  $    1.07
Market Price--$     Per Share (OTC)
  Ask--High/Low..........................
  Bid--High..............................
     --Low...............................
4.65% SERIES
Dividends Paid Per Share.................  $   1.162  $   1.162  $   1.162  $   1.162  $   1.162  $   1.162  $   1.162  $   1.162
Market Price--$     Per Share (OTC)
  Ask--High..............................
     --Low...............................
  Bid--High..............................
     --Low...............................
5.00% SERIES
Dividends Paid Per Share.................  $    1.25  $    1.25  $    1.25  $    1.25  $    1.25  $    1.25  $    1.25  $    1.25
Market Price--$     Per Share (OTC)
  Ask--High..............................
     --Low...............................
  Bid--High..............................
    --Low................................
6.95% SERIES
Dividends Paid Per Share.................  $   1.737  $   1.737  $   1.737  $   1.737  $   1.737  $   1.737  $   1.737  $   1.737
Market Price--$     Per Share (OTC)
  Ask--High..............................
     --Low...............................
  Bid--High..............................
    --Low................................

    Dividends for a Series of Preferred are payable when, as and if declared by SWEPCO's Board of Directors at the rate per annum included in such title of the Series of Preferred listed on the front cover of this Offer to Purchase and Proxy Statement. The April 1997 Dividend has been declared on each Series of Preferred, payable April 1, 1997 to owners of record on March 14, 1997. A tender and purchase of Shares pursuant to the Offer will not deprive a Preferred Shareholder of his or her right to receive the April 1997 Dividend on shares held of record on March 14, 1997, regardless of when such tender is made. Tendering Preferred Shareholders will not be entitled to any dividends in respect of any later dividend periods (or any portion thereof).

               PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

    CSW believes that the purchase of the Shares at this time represents an attractive opportunity that will benefit CSW, its shareholders, and SWEPCO. In addition, the Offer gives Preferred Shareholders the opportunity to sell their Shares at a premium to the market price on the date of the announcement of the Offer and without the usual transaction costs associated with a sale.

    After the consummation of the Offer, CSW may determine to purchase additional Shares on the open market, in privately negotiated transactions, through one or more tender offers or otherwise. Any such purchases may be on the same terms as, or on terms which are more or less favorable to holders of Shares than, the terms of the Offer. However, Rule 13e-4(f)(6) under the Exchange Act prohibits CSW and its affiliates (including SWEPCO) from purchasing any Shares of a Series of Preferred, other than pursuant to the Offer until at least ten business days after the Expiration Date with respect to the Series of Preferred. Any future purchases of Shares by CSW would depend on many factors, including the market price of the Shares, CSW's business and financial position, restrictions on CSW's ability to purchase Shares imposed by law and general economic and market conditions.

    Preferred Shareholders are not under any obligation to tender Shares pursuant to the Offer. The Offer does not constitute notice of redemption of any Series of Preferred pursuant to SWEPCO's Articles, nor does CSW or SWEPCO intend to effect any such redemption by making the Offer. The Offer does not constitute a waiver by SWEPCO of any right it has to redeem Shares. The 6.95% Series of Preferred is subject to a cumulative mandatory redemption in an amount sufficient to retire, within the twelve-month period beginning each April 1, 12,000 Shares, at a price of $100 per Share, plus accrued dividends, and SWEPCO has the noncumulative option to redeem up to 12,000 additional Shares in each such twelve-month period. SWEPCO is required to redeem 12,000 Shares within the twelve-month period beginning April 1, 1997. At the time of such redemption, SWEPCO may exercise its option to redeem an additional 12,000 Shares. The 6.95% Series of Preferred is currently redeemable, upon call at a price of $104.64 per Share, plus accrued dividends and will be redeemable on April 1, 1997 upon call at a price of $102.34 per Share, plus accrued dividends. The 5.00% Series of Preferred is redeemable, upon call at a price of $109 per Share, plus accrued dividends. The 4.65% Series of Preferred is redeemable, upon call at a price of $102.75 per Share, plus accrued dividends. The 4.28% Series of Preferred is redeemable, upon call at a price of $103.904 per Share, plus accrued dividends. The Shares of each Series of Preferred have no preemptive or conversion rights.

    Upon liquidation or dissolution of SWEPCO, owners of the Shares would be entitled to receive an amount equal to the liquidation preference per share ($100) plus all accrued and unpaid dividends (whether or not earned or declared) thereon to the date of payment, prior to the payment of any amounts to the holders of SWEPCO's common stock.

    Shares validly tendered to the Depositary pursuant to the Offer and not withdrawn in accordance with the procedures set forth herein shall be held until the Expiration Date (or returned to the extent the Offer is terminated in accordance herewith). To the extent that the Proposed Amendment is approved and Shares tendered are accepted for payment and paid for in accordance with the terms hereof, CSW intends to sell at the purchase price per Share listed on the front cover of this Offer to Purchase and Proxy Statement, or if such purchase prices are increased or decreased by CSW, at such increased or decreased purchase prices, its Shares purchased pursuant to the Offer to SWEPCO and, at that time, it is expected that SWEPCO will retire and cancel the Shares. SWEPCO may obtain all or a portion of the purchase price for such Shares from the proceeds of the sale of tax-deductible trust preferred securities which qualify as unsecured debt for purposes of the 10% and 20% provisions contained in the Articles. However, in the event the Proposed Amendment is not adopted at the Special Meeting, CSW may elect, but is not obligated, to waive, subject to applicable law, the condition to the Offer that the Proposed Amendment be adopted at the Special Meeting, and purchase the Shares tendered pursuant to the Offer. In that case, subsequent to CSW's waiver and purchase of the Shares, SWEPCO anticipates, as promptly as practicable thereafter, that it would call another special meeting of its shareholders and solicit proxies therefrom for an amendment substantially similar to the Proposed Amendment. At that meeting, CSW would vote any Shares acquired by it pursuant to the Offer or otherwise (together with its shares of common stock) in favor of such amendment, thereby maximizing the prospects for the adoption of the amendment. Therefore, it is likely that the Offer will reduce the number of Shares of each of the Series of Preferred that might otherwise trade publicly or become available for purchase and/or sale and likely will reduce the number of owners of Shares of each of the Series of Preferred, which could adversely affect the liquidity and sale value of the Shares not purchased in the Offer. The extent of the public market for such Shares and the availability of price quotations would typically depend upon such factors as the number of stockholders remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms and other factors. As of December 31, 1996, there were 51 registered holders of the 4.28% Series, 30 registered holders of the 4.65% Series, 659 registered holders of the 5.00% Series and 4 registered holders of the 6.95% Series. In addition, the Series of Preferred are currently registered under Section 12(g) of the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon the application by SWEPCO to the SEC if the Shares are neither listed on a national securities exchange nor held by more than 300 holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished to Preferred Shareholders and could make certain provisions of the Exchange Act no longer applicable to SWEPCO. Further, if the Proposed Amendment becomes effective, Preferred Shareholders of Shares that are not tendered and purchased pursuant to the Offer will no longer be entitled to the benefits of the Articles provision limiting the amount of unsecured debt SWEPCO may issue, which will have been deleted by the Proposed Amendment. As discussed above, such provision places restrictions on SWEPCO's ability to issue or assume unsecured indebtedness. Although SWEPCO's debt instruments may contain certain restrictions on SWEPCO's ability to issue or assume debt, any such restrictions may be waived and the increased flexibility afforded SWEPCO by the deletion of the Articles provision may permit SWEPCO to take certain actions that may increase the credit risks with respect to SWEPCO, adversely affecting the market price and credit rating of the remaining Shares or otherwise be materially adverse to the interests of the remaining Preferred Shareholders. In addition, to the extent that SWEPCO elects to fund its purchase of the Shares, in whole or in part, by issuing additional unsecured debt, including tax-deductible trust preferred securities, the remaining Preferred Shareholders' relative position in SWEPCO's capital structure could be perceived to decline, which in turn could adversely affect the market price and credit rating of the remaining Shares.

    Except as disclosed in this Offer to Purchase and Proxy Statement, CSW and SWEPCO have no plans or proposals that relate to or would result in: (a) the acquisition by any person of additional securities of SWEPCO or the disposition of securities of SWEPCO; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving SWEPCO or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of SWEPCO or any of its subsidiaries; (d) any change in the present Board or management of SWEPCO; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of SWEPCO; (f) any other material change in SWEPCO's corporate structure or business; (g) any change in SWEPCO's Articles or bylaws or any actions that may impede the acquisition of control of SWEPCO by any person; (h) a class of equity securities of SWEPCO becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (i) the suspension of SWEPCO's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

    NEITHER CSW, SWEPCO, THEIR RESPECTIVE BOARDS OF DIRECTORS, NOR ANY OF THEIR RESPECTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY PREFERRED SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH PREFERRED SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of the principal United States federal income tax consequences of the sale of Shares pursuant to the Offer, the receipt of Cash Payments, and the adoption of the Proposed Amendment. This summary is addressed only to Preferred Shareholders who are "United States Holders" (as defined below) and who hold their Shares as capital assets within the meaning of the Internal Revenue Code of 1986, as amended ("the Code"). This summary does not address all aspects of federal income taxation that may be relevant to a particular Preferred Shareholder in light of such Preferred Shareholder's individual circumstances or to Preferred Shareholders subject to special treatment under the federal income tax laws, such as Preferred Shareholders who are not United States Holders, banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, dealers in securities and currencies, Preferred Shareholders who received their Shares as part of a compensation arrangement with SWEPCO, and Preferred Shareholders holding Shares as part of a position in a "straddle" or as part of a "hedging," "conversion" or other integrated investment transaction for federal income tax purposes.

    The statements of law or legal conclusion set forth in this summary constitute the opinion of Christy & Viener, special tax counsel to CSW and SWEPCO. This summary is based upon the Code, Treasury Regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time. Such a change could adversely affect the tax consequences described herein, possibly on a retroactive basis. In addition, the authorities on which this summary is based are subject to various interpretations and it is therefore possible that the United States federal income tax treatment of the payments made pursuant to the Offer, the Cash Payments, and the approval and adoption of the Proposed Amendment may differ from the treatment described below.

    Preferred Shareholders should consult their own tax advisors in light of their particular circumstances as to the application of United States federal income tax laws, as well as the effect of any state, local, or foreign tax laws.

    As used herein, the term "United States Holder" means a Preferred Shareholder that is (i) for United States federal income tax purposes, a citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia, or (iii) an estate or trust specified as being a "United States Person" in the Code.

    SALE OF SHARES

    A United States Holder will recognize gain or loss equal to the difference between the tax basis of such holder's Shares and the amount of cash received in exchange therefor. For federal income tax purposes, an amount equal to $1.00 per Share will be treated by CSW and SWEPCO as payment for voting in favor of the Proposed Amendment, rather than cash paid in exchange for Shares, and will constitute ordinary income to recipient United States Holders, as described below under "--Cash Payments/Modification." A United States Holder's gain or loss will be long-term capital gain or loss if the holding period for the Shares is more than one year as of the date of the sale of such Shares. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

    CASH PAYMENTS/MODIFICATION

    United States Holders, whether or not they receive Cash Payments, will not recognize any taxable income or loss with respect to their Shares as a result of the modification of the Articles by the Proposed Amendment. The federal income tax treatment of the Cash Payments is not entirely clear. SWEPCO will treat the Cash Payments as ordinary non-dividend income to recipient United States Holders.

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    The amount of the Cash Payment paid to a United States Holder or the amount of payment made to a United States Holder pursuant to the Offer will be reported to such holder and to the Internal Revenue Service except in the case of corporations and other holders exempt from information reporting and backup withholding. Backup withholding at a rate of 31% will apply to any such payments made to non-exempt United States Holders unless the holder provides its taxpayer identification number and the certifications required to establish that it is not subject to backup withholding. In order to prevent backup withholding, each tendering United States Holder and each United States Holder voting in favor of the Proposed Amendment must provide such holder's taxpayer identification number and certify that such holder is not subject to backup withholding by completing the substitute Form W-9 included herewith.

    The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

                           SOURCE AND AMOUNT OF FUNDS

    Assuming that CSW purchases all outstanding Shares pursuant to the Offer, the total amount required by CSW to purchase such Shares will be approximately
$[    ] million, exclusive of the accrued and unpaid dividends payments, but including fees and other expenses. CSW intends to fund the Offer through the use of its general funds (which, in the ordinary course, include funds from SWEPCO) and funds borrowed pursuant to CSW's commercial paper program.

    CSW sells commercial paper directly to commercial paper dealers who reoffer the commercial paper to investors. At December 31, 1996, CSW had two credit facilities in place aggregating $1.2 billion to back up the commercial paper program.

               TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES

    Each of CSW and SWEPCO has been advised by its directors and executive officers that no directors or executive officers of the respective companies own any Shares. Based upon the companies' records and upon information provided to each company by its directors and executive officers, neither company nor, to the knowledge of either company, any of their subsidiaries, directors, or executive officers has engaged in any transactions involving Shares during the 40 business days preceding the date hereof. Neither company nor, to the knowledge of either company, any of its directors or executive officers is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Offer with any other person with respect to any securities of SWEPCO.

                  FEES AND EXPENSES ASSOCIATED WITH THE OFFER

    DEALER MANAGER FEES. Goldman, Sachs & Co. and Smith Barney Inc. will act as Dealer Managers for CSW in connection with the Offer. CSW has agreed to pay the Dealer Managers a combined fee of $0.50 per Share for any Shares tendered, accepted for payment and paid for pursuant to the Offer. Each Dealer Manager will also be reimbursed by CSW for its reasonable out-of pocket expenses, including attorneys' fees, and will be indemnified against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Offer. Each Dealer Manager has rendered, is currently rendering and is expected to continue to render various investment banking services to CSW and SWEPCO. Each Dealer Manager has received, and will continue to receive, customary compensation from the companies for such services. CSW has retained The Bank of New York as Depositary and D.F. King & Co., Inc. as Information Agent in connection with the Offer. The Depositary and Information Agent will receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses. CSW has agreed to indemnify the Depositary and Information Agent against certain liabilities, including certain liabilities under the federal securities law, in connection with the Offer. Neither the Depositary nor the Information Agent has been retained to make solicitations or recommendations in connection with the Offer.

    SOLICITED TENDER FEES. CSW will pay a solicitation fee of $1.50 per Share for any Shares tendered and accepted for payment and paid for pursuant to the Offer in transactions for beneficial owners of fewer than 2,500 Shares and a solicitation fee of $1.00 per Share in transactions for beneficial owners of 2,500 or more Shares, provided that fees payable in transactions equal to or exceeding 2,500 Shares shall be paid 80% to the Dealer Managers and 20% to any Soliciting Dealers (which may be a Dealer Manager), covered by a Letter of Transmittal and Proxy which designates, as having solicited and obtained the tender, the name of (i) any broker or dealer in securities, including the Dealer Managers in their capacity as a broker or dealer, who is a member of any national securities exchange or of the NASD, (ii) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member, or (iii) any bank or trust company (each of which is referred to herein as a "Soliciting Dealer"). No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a depositing holder (other than itself). No such fee shall be payable to a Soliciting Dealer with respect to Shares tendered for such Soliciting Dealers' own account. No broker, dealer, bank, trust company or fiduciary shall be deemed to be an agent of CSW, the Depositary, the Information Agent or the Dealer Managers for the purposes of the Offer.

    STOCK TRANSFER TAXES. CSW will pay all stock transfer taxes, if any, payable on account of the acquisition of Shares by CSW pursuant to the Offer, except in certain circumstances where special payment or delivery procedures are utilized pursuant to Instruction 6 of the accompanying Letter of Transmittal and Proxy.

                  CERTAIN INFORMATION REGARDING CSW AND SWEPCO

    SWEPCO is an operating utility primarily engaged in the generation, purchase, transmission, distribution and sale of electric power to approximately 414,000 retail customers in portions of northeastern Texas, northwestern Louisiana and western Arkansas. All of the common stock of SWEPCO is owned, directly or indirectly, by CSW, a registered holding company under the 1935 Act. SWEPCO, and SWEPCO Capital I and SWEPCO Capital II, each a statutory business trust formed under the laws of the State of Delaware, have filed a registration statement on Form S-3 (the "Registration Statement") with the SEC with respect to the proposed offering from time to time of up to $110,000,000 aggregate liquidation preference of Trust Preferred Securities, guaranteed by SWEPCO to the extent set forth in the Registration Statement (the "Trust Preferred Securities"). Following the announcement of the Offer, and subject to market and other conditions, SWEPCO intends that such trusts will effect one or more public offerings of Trust Preferred Securities. Any such offering would be made only by means of a prospectus which is included in the Registration Statement.

                 SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION

    Set forth below is certain consolidated historical financial information of SWEPCO. The historical financial information (other than the ratios of earnings to fixed charges) was derived from the audited consolidated financial statements included in SWEPCO's Annual Report on Form 10-K for the year ended December 31, 1996, which statements are hereby incorporated by reference. More comprehensive financial information is included in such reports and the financial information which follows is qualified in its entirety by reference to such reports and all of the financial statements and related notes contained therein, copies of which may be obtained as set forth herein.

CONDENSED INCOME STATEMENT DATA:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                           -------------------------------------
                                                                              1996         1995         1994
                                                                           -----------  -----------  -----------
                                                                                (THOUSANDS, EXCEPT RATIOS)
Operating Revenues.......................................................  $   920,786  $   836,705  $   825,296
Operating Income.........................................................      138,083      162,776      145,922
Allowance for Equity Funds Used During Construction......................          325        4,290        3,579
Net Income...............................................................       66,556      117,114      105,712
Preferred Dividend Requirement...........................................        3,053        3,244        3,361
Net Income Applicable to Common Stock....................................       63,503      113,870      102,351
Ratio of Earnings to Fixed Charges.......................................         2.81         3.80         3.70

CONDENSED BALANCE SHEET DATA (AT END OF PERIOD):

                                                                                     DECEMBER 31,
                                                                      -------------------------------------------
                                                                          1996           1995           1994
                                                                      -------------  -------------  -------------

                                                                              (THOUSANDS, EXCEPT RATIOS)
ASSETS:
Net Utility Plant...................................................  $   1,851,958  $   1,879,656  $   1,856,558
Cash and Temporary Cash Investments.................................          1,879          1,702          1,296
Other Current Assets................................................        175,799        176,746        163,817
Other Assets........................................................         69,520         58,615         57,536
                                                                      -------------  -------------  -------------
                                                                      $   2,099,156  $   2,116,719  $   2,079,207
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
LIABILITIES:
Common Equity.......................................................  $     702,461  $     682,994  $     678,122
Cumulative Preferred Stock..........................................         48,496         49,660         50,860
Long-term Debt......................................................        597,151        598,951        595,833
Current Liabilities.................................................        260,920        287,155        251,457
Other Liabilities...................................................        490,128        497,959        502,935
                                                                      -------------  -------------  -------------
                                                                      $   2,099,156  $   2,116,719  $   2,079,207
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                      ADDITIONAL INFORMATION REGARDING CSW

    CSW is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC. CSW is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interest of such persons in transactions with CSW. In connection with the Offer, CSW has also filed an Issuer Tender Offer Statement on Schedule 13E-4 with the SEC that includes certain additional information relating to the Offer.

    Such material can be inspected and copied at the public reference facilities of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies may also be obtained by mail from the SEC's Public Reference Branch, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including CSW and SWEPCO. CSW's Schedule 13E-4 will not be available at the SEC's regional offices.

                                 MISCELLANEOUS

    The Offer is not being made to, nor will CSW accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. CSW is not aware of any jurisdiction where the making of the Offer or the tender of Shares would not be in compliance with applicable law. If CSW becomes aware of any jurisdiction where the making of the Offer or the tender of Shares is not in compliance with any applicable law, CSW will make a good faith effort to comply with such law. If, after such good faith effort, CSW cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the owners of Shares residing in such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on CSW's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                        CENTRAL AND SOUTH WEST CORPORATION
                                        SOUTHWESTERN ELECTRIC POWER COMPANY

    Facsimile copies of the Letter of Transmittal and Proxy will only be accepted from Eligible Institutions. The Letter of Transmittal and Proxy and, if applicable, certificates for Shares should be sent or delivered by each tendering or voting Preferred Shareholder of SWEPCO or his or her broker, dealer, bank or trust company to the Depositary at one of its addresses set forth below.

                               The Depositary is:

                              THE BANK OF NEW YORK

                                   FACSIMILE TRANSMISSION:
                                  (FOR ELIGIBLE INSTITUTIONS
           BY MAIL:                         ONLY)               BY HAND OR OVERNIGHT COURIER:

 Tender & Exchange Department           (212) 815-6213          Tender & Exchange Department
        P.O. Box 11248                                               101 Barclay Street
    Church Street Station                                        Receive and Deliver Window
New York, New York 10286-1248                                     New York, New York 10286

                                 FOR INFORMATION, TELEPHONE:
                                        (800) 507-9357

    Any questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses listed below. Requests for additional copies of this Offer to Purchase and Proxy Statement, the Letter of Transmittal and Proxy or other tender offer or proxy materials may be directed to the Information Agent or the Dealer Managers, and such copies will be furnished promptly at CSW's expense. Preferred Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                                    The Information Agent:
                                    D.F. KING & CO., INC.
                                       77 Water Street
                                   New York, New York 10005
                                  (800) 755-3107 (Toll Free)
                                     The Dealer Managers:
     GOLDMAN, SACHS & CO.                                             SMITH BARNEY INC.
       85 Broad Street                                              388 Greenwich Street
   New York, New York 10004                                       New York, New York 10013
        (800) 828-3182                                                 (800) 655-4811
                                                                  Attention: Paul S. Galant